EXHIBIT 10.65
2013 Short-Term Realogy Executive Incentive Plan
Design

Purpose
The 2013 Short-Term Realogy Executive Incentive Plan Design (the "2013 EIP" or "Incentive Plan") is designed to reward Realogy's Chief Executive Officer and the Realogy Chief Executive Officer Direct Reports (collectively, the “Executive Leadership Committee” or “ELC”) for their contributions to the financial success of Realogy Holdings Corp. ("Realogy" or the "Company") and its business units ("Business Units"). The Incentive Plan is being established under and is subject to the Company's 2012 Short-Term Incentive Plan and the Realogy Holdings Corp. 2012 Long-Term Incentive Plan (the “LTIP”).
Plan Year
The Incentive Plan applies to the period January 1, 2013 through December 31, 2013 (the "2013 EIP Year").
Form of Payment
Any incentive earned under the Incentive Plan (the "Incentive") is earned in cash unless the participant elects, in accordance with the requirements of Section 409A of the Internal Revenue Code ("Section 409A") to receive a restricted stock unit grant in lieu of cash for any payments made in excess of their target annual bonus amounts. A ten-percent (10%) premium will be applied to any payments made through a restricted stock unit grant.
Eligibility
To be eligible to participate in the Incentive Plan, the following criteria must be met by a participant:

•	Be a full-time employee of Realogy or one of its Business Units in an Executive Leadership Committee position (a Level 1 position); and

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Be hired on or before October 1, 2013. Participants hired on or between January 1, 2013 and October 1, 2013 will be eligible for a pro-rated Incentive as determined by their eligible earnings during the 2013 EIP Year.

Participants who are otherwise eligible to receive an incentive award pursuant to a separate Company or Business Unit incentive plan are ineligible for participation in the Incentive Plan unless an exception is approved in writing (including email) by the Compensation Committee of the Board of Realogy Holdings Corp., or a sub-committee of the Compensation Committee (“Compensation Committee”).
Participants in the Incentive Plan must also meet the following criteria to be eligible for an Incentive:

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Be actively employed by Realogy on December 31, 2013 or on an approved Leave of Absence (LOA) that is covered under the Family Medical Leave Act (FMLA), unless otherwise required by law (see Disability/LOA section for more information).

•	Successfully complete all 2013 mandatory training within the specified time periods as determined by Realogy's Chief Executive Officer.
Incentive Payments
Incentive payments, if any, will be determined as soon as reasonably practicable following approval by the Board of Directors of the Company (the "Board") of the audit of the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2013, but in no event later than 2 1/2 months following the last day of the 2013 calendar year.

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An Incentive, if earned, will be made in cash unless a participant elects to receive any payments in excess of the annual bonus target in the form of a restricted stock unit grant. Any restricted stock unit grant issued under the Incentive Plan will be subject to the LTIP. Cash Incentive payments will be made using the same method of payment as the bi-weekly paychecks. If a participant receives a paper paycheck, the Incentive

EXHIBIT 10.65
2013 Short-Term Realogy Executive Incentive Plan
Design

payment will be paid as a paper check. If the participant utilizes direct deposit, the Incentive payment will be electronically deposited.

•	Incentive payments are not subject to deductions for 401(k) contributions or any other voluntary benefit deductions.

•	Incentive payments, either though cash or restricted stock unit grants, are based on a percentage of the participant's annual base salary at the end of the Incentive Plan Year.

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All Incentive payments are subject to federal income tax withholding at a flat rate as prescribed by the Internal Revenue Service at the time of payment. Applicable FICA, state and local taxes will also be deducted as, and when, applicable.

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Cash Incentive payments will be paid as soon as reasonably practicable after following determination of the Board but in no event later than 2 1/2 months following the last day of the 2013 calendar year.

•	Restricted stock unit grants will be fully vested on grant and will be settled in shares of Company common stock on September 2, 2014.

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Any payments under the Incentive Plan, either through cash or restricted stock unit grants, may be deferred to a date following the regular payment date set forth in this Incentive Plan at the participant's election pursuant to Realogy's deferred compensation plan.

Target Incentive Percentage
Each 2013 EIP participant has a Target Incentive Percentage which is primarily based on his/her position as specified in their employment agreements. The Target Incentive Percentage refers to a percentage of each 2013 EIP participant's base salary that will determine the target funding pool assuming the targeted financial performance level is achieved. A participant under the Incentive Plan has the ability to receive an Incentive of up to 150% of the sum represented by application of the participant's Target Incentive Percentage to base salary. Achievement with respect to the Incentive Plan shall be determined by Incentive Plan EBITDA performance. The total of all Incentive Plan participants' target funding is referred to as the Target Incentive Funding Pool.
Actual Incentive Funding Pool
The Company or the Compensation Committee shall establish Incentive Plan EBITDA (earnings before interest, taxes, depreciation and amortization) performance levels (in each case excluding legacy and restructuring costs, as well as any other items considered by the Compensation Committee in its sole discretion but after reflecting Incentive accruals under the Incentive Plan) for consolidated Realogy results and for each Business Unit and the corresponding payout targets applicable to achievement of such performance objectives. The specific term, Incentive Plan EBITDA, and the formula thereof shall be provided by the Compensation Committee and shall not be controlled by calculations used for other financial purposes. The Actual Incentive Funding Pool sums will be set in accordance with the achievement of Incentive Plan EBITDA levels subject to adjustments described below. The Actual Incentive Funding Pool will be approved by the Compensation Committee following the end of the Incentive Plan Year based upon the extent to which the actual Realogy Incentive Plan EBITDA and Business Unit Incentive Plan EBITDA have been achieved.

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In order for any eligible 2013 EIP participant, whether working in a Business Unit or Realogy Corporate Services, to be eligible to receive an Incentive payment under the Incentive Plan, the 2013 threshold for Realogy Incentive Plan EBITDA must have been achieved.

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The Actual Incentive Funding Pool for Incentive Plan participants working in Realogy Corporate Services will be determined based on the consolidated Realogy EBITDA results. The Actual Incentive Funding Pool for Incentive Plan participants working in a Business Unit will be determined by both their respective Business Unit Incentive Plan EBITDA results (50% weighting) and the consolidated Realogy Incentive Plan EBITDA results (50% weighting).

EXHIBIT 10.65
2013 Short-Term Realogy Executive Incentive Plan
Design

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Incentive funding between the Incentive Plan EBITDA performance levels will be based on linear interpolation. Linear interpolation means that increases in Incentive Plan EBITDA between performance levels will result in similar incremental increases in incentive funding.

Distribution of the Incentive Funding Pool
Subject to the right of the Compensation Committee to exercise negative discretion based upon the actual performance of an individual participant, once the Actual Incentive Funding Pool is determined based on the Incentive Plan EBITDA, the entire Actual Incentive Funding Pool earned will be distributed to the 2013 EIP participants as described below:

•	One-Hundred percent of the Actual Incentive Funding Pool will be determined based on the Incentive Plan EBITDA results according to the formula below:
Incentive Plan EBITDA payout level achieved x Target Incentive % x Base Salary

•	The 2013 EIP performance levels and corresponding funding and percentage of Actual Incentive Funding are summarized in the following chart:

Performance Level	Funding as % of Target	% Incentive Paid in:		Restricted Stock Unit Multiplier
		Cash	Restricted Stock Units
Threshold Funding	25%	100%	—%	N/A
Target Funding Level	100%	100%	—%	N/A
Maximum Funding	150%	In lieu of cash, participants may elect to receive a portion, or all, of any payments above their target bonus amount in the form of a Restricted Stock Unit Grant.		1.10
Provisions pertaining to Restricted Stock Units:
Subject to the next sentence, the number of restricted stock units to be issued is equal to the quotient determined by dividing (1) the dollar amount of a participant's Incentive that is earned in the form of a restricted stock unit grant by (2) the closing price of Realogy Holdings Corp. shares just prior to the Incentive payment date. The number of units to be issued in the restricted stock unit grant shall be the number of units determined by the formula in the preceding sentence, multiplied by 1.10 (as noted under the Restricted Stock Unit Multiplier column in the foregoing table).

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Restricted stock units issued under the Incentive Plan are fully vested on grant and will be settled in shares of Company common stock on September 2, 2014 regardless of any earlier termination of employment. Until settled, restricted stock units represent an unfunded, unsecured right to receive shares of Company common stock in the future.

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The portion of an Incentive, if any, made through the restricted stock unit grants will be subject to the terms and conditions of each 2013 EIP participant's Restrictive Covenant Agreement (formerly known as the Management Investor Rights Agreement) (the “Restrictive Covenant”), the execution of which is a condition of receiving a restricted stock unit grant under the Incentive Plan. Any restricted stock unit grants issued under the Incentive Plan will be subject to the Company's Insider Trading Policy and any lock-up provisions the Company may implement either prior to, or after, the issuance of any restricted stock unit grants.

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Any restricted stock unit grants issued under the Incentive Plan will be subject to any federal laws and regulations, and any policies adopted by the Company that govern the issuance of equity including, but not limited to, claw back provisions and share ownership guidelines.

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Upon settlement, participants may elect to pay taxes with respect to restricted stock unit grants either through cash (or check) or by requesting that the Company withhold the number of Shares with a Fair

EXHIBIT 10.65
2013 Short-Term Realogy Executive Incentive Plan
Design

Market Value (as defined in the Stock Incentive Plan) equal to the minimum amount of required withholding under applicable law. If a participant elects to pay cash taxes for the RSU's and does not make the cash tax payment for the RSU's within 5 business days of request by the Company, the Company reserves the right to withhold the number of Shares with a Fair Market Value (as defined in the Stock Incentive Plan) equal to the minimum amount of required withholding under applicable law.
Death of Participant
Notwithstanding anything to the contrary in a participant's a written employment agreement:

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In the case of participant's death, a pro-rated Incentive payment will be paid to the beneficiary designated by the participant under the group term life insurance plan, and in the absence of any such designation, to the participant's estate. Payments will be based on the participant's eligible earnings while actively employed in an Incentive eligible position.

•	The Incentive payment will be based on the same parameters as those for other participants and will be paid at the same time as the regular Incentive payments.
Compensation Committee Decisions
The Compensation Committee reserves the right to suspend, or terminate the Incentive Plan at any time.
If the Compensation Committee determines that a participant has violated any of the policies contained in the Realogy Code of Ethics or Key Policies, he/she is no longer eligible to receive an Incentive in accordance with the Incentive Plan, subject to any provisions in an Employment Agreement governing Target Bonus payments to a participant.
Other Provisions

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Subject to any applicable law, no benefit under the Incentive Plan shall be subject in any manner to, nor shall the Company be obligated to recognize, any purported anticipation, alienation, sale, transfer (otherwise than by will or the laws of descent and distribution), assignment, pledge encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant.

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The Incentive Plan shall not be construed as conferring on a participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. To the extent that a participant or any other person acquired a right to receive payments from the Company, such right shall be no greater than the rights of an unsecured general creditor.

The intent of the parties is that payments and benefits under the Incentive Plan be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Incentive Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a participant shall not be considered to have terminated employment with the Company for purposes of the Incentive Plan unless the participant would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the Incentive Plan shall be construed as a separate identified payment for purposes of Section 409A of the Internal Revenue Code (“Code”), and any payments described in the Incentive Plan that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be earned and benefits that would otherwise be provided pursuant to the Incentive Plan during the six-month period immediately

EXHIBIT 10.65
2013 Short-Term Realogy Executive Incentive Plan
Design

following a participant's separation from service shall instead be paid on the first business day after the date that is six months following the participant's separation from service (or death, if earlier). The Incentive Plan may be amended during the 2013 Plan Year in any respect deemed by the Board or the Compensation Committee to be necessary in order to preserve compliance with, or exemption from, Section 409A of the Code.
Employment Relationship
The Incentive Plan shall not be construed to create a contract of employment between the Company and the eligible employee for any specified period of time, nor is it intended to alter an existing Employment Agreement establishing the duration of the employment relationship between the eligible employee and the Company.